Exhibit 99.1

Square Names Amy Brooks, Chief Innovation Officer of the NBA, to Board of Directors

SAN FRANCISCO—October 23, 2019—Today Square, Inc. (NYSE: SQ) announced that Amy Brooks, President, Team Marketing & Business Operations and Chief Innovation Officer at the National Basketball Association (NBA), has joined its Board of Directors.

“I’ve long admired Square’s purpose to bring more people, both businesses and consumers, into the economy,” said Ms. Brooks. “Square has a Board with deep and diverse expertise. I’m honored and excited to bring my experience in building global fanbases and empowering communities.”

“I’m a huge basketball fan so I know firsthand how valuable Amy’s expertise is: she’s built resonance, engagement, and passion for the sport with hundreds of millions of people,” said Jack Dorsey, CEO of Square. “I’m thrilled she is joining the Board.”

Brooks drives innovative decision making and growth across the NBA’s business through the development and execution of new ideas and initiatives, and collaborates with the NBA’s senior leadership on setting the league’s global strategic priorities. She is responsible for growing NBA, WNBA, NBA G League and NBA 2K League team profitability through strategic consulting on all aspects of business operations. Under her leadership, Team Marketing & Business Operations develops best practice sales and marketing strategies and industry-leading analytics on behalf of 93 teams across four leagues.

Since joining the NBA in 2005, Brooks has served in a variety of roles, and in 2017 was named the league’s first Chief Innovation Officer.

Prior to the NBA, Brooks worked for Bain & Company, a global management consulting firm. Before that she was a product manager at Sun Microsystems.

Brooks received her M.B.A. from the Stanford Graduate School of Business. She also holds a bachelor’s degree from Stanford University, where she was a member of the women’s basketball team that won three conference championships and went to the NCAA Final Four. Brooks serves on the national board of directors for Positive Coaching Alliance, a nonprofit organization.

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Paul Deighton, Randy Garutti, Jim McKelvey, Mary Meeker, Anna Patterson, Naveen Rao, Ruth Simmons, Larry Summers, and David Viniar.

About Square

Square, Inc. (NYSE: SQ) revolutionized payments in 2009 with Square Reader, making it possible for anyone to accept card payments using a smartphone or tablet. Today, we build tools to empower businesses and individuals to participate in the economy. Sellers use Square to reach buyers online and in-person, manage their business, and access financing. Restaurants use Caviar to offer diners delivery, group ordering, catering, and pickup. And individuals use Cash App to spend, send, and store money. Square has offices in the United States, Canada, Japan, Australia, Ireland, and the UK.